Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Assumed Awards Under The 2021 Management Incentive Plan and The 2024 Management Incentive Plan Of Frontier Communications Parent, Inc. of our reports dated February 12, 2025, with respect to the consolidated financial statements of Verizon Communications Inc. (“Verizon”) and the effectiveness of internal control over financial reporting of Verizon included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

January 20, 2026